UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2023

LODGING FUND REIT III, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-56082	83-0556111
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1635 43rd Street South, Suite 205
Fargo, North Dakota	58103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (701) 630-6500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Line of Credit Amendment

As previously disclosed, Lodging Fund REIT III OP, LP (the “Operating Partnership”), which is the operating partnership subsidiary of Lodging Fund REIT III, Inc. (the “Company”), entered into a $5.0 million revolving line of credit loan agreement dated as of August 10, 2022 (the “A-1 Line of Credit”) with Legendary A-1 Bonds, LLC (the “A-1 Lender”). The A-1 Lender is an affiliate of Legendary Capital REIT III, LLC, the Company’s external advisor (the “Advisor”), which is owned by Norman Leslie and Corey Maple, each a director and executive officer of the Company and principal of the Advisor. As previously disclosed, on December 21, 2022, the A-1 Line of Credit was amended to extend the maturity date of the A-1 Line of Credit from December 31, 2022 to December 31, 2023 and increase the A-1 Line of Credit to $7.5 million. On January 12, 2023, the Operating Partnership, the Company and the A-1 Lender entered into a Change in Terms Amendment (the “Amendment”) in connection with the A-1 Line of Credit. The Amendment increased the A-1 Line of Credit to $10.0 million. Through the Amendment, the A-1 Line of Credit is secured by 1,000,000 unissued Common LP Units of the Operating Partnership. No other changes were made to the A-1 Line of Credit as a result of the Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LODGING FUND REIT III, INC.

Dated: January 19, 2023	BY:	/s/ Corey R. Maple
Corey R. Maple
Chairman of the Board, Chief Executive Officer and Secretary